UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2011

Commission File Number: 000-52387

China Agricorp, Inc.
(Exact name of registrant as specified in its charter)

Nevada	84-1052279
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

Fengshou Road West, Jiefang District, Jiaozuo, Henan Province, PRC 454000
(Address of principal executive offices)
011-86-10-5829-1775
(Registrant’s telephone number, including area code)
N/A

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On August 26, 2011, the Company’s 10% Convertible Promissory Notes (the “Notes”) matured.  As of August 26, 2011 an aggregate of $2,930,000 principal amount of Notes were outstanding and accrued interest of $45,756.16 on the Notes was also payable. We were unable to make the required principal and interest payments due under the Notes upon maturity and on September 2, 2011 an “event of default” occurred under the terms of the Notes.  Subsequent to that time, we engaged in a series of discussions with representatives of the Noteholders to explore possible settlement terms under which we would repay the principal and interest over a protracted period.  However, due to our uncertain cash position we were unable to reach a settlement agreement with the Noteholders.  The Noteholders and their representatives are currently in the process of pursuing alternative legal remedies in several jurisdictions to protect their interests under the terms of the Notes.  The changes made to our management, including our board of directors, discussed in Item 5.02 below, were initiated as a result of the default.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 18, 2011, Feng Hexi resigned all of his positions with the Company, including those of director, Chairman of the Board, and Chief Executive Officer, On November 21, 2011, Joseph Levinson resigned as a director of the Company and Chao He resigned as the Chief Financial Officer of the Company.

Prior to the resignation of Joseph Levinson, on November 21, 2011 the Board of Directors, consisting of Mr. Levinson and Ming Liu, elected Ming Liu as Chairman of the Board, Chief Executive Officer and President  and authorized Ming Liu to sign on behalf of the Company agreements and instruments concerning various matters, including (a) the appointment of Interwest Transfer Company, Inc. as transfer agent for the Company in place of the Company’s current transfer agent, (b) shareholder resolutions for the Company’s direct and indirect subsidiaries, Sky Fortune Ecological Technology Limited, a British Virgin Islands company and Sky River Ecological Technology Limited, a Hong Kong corporation, and (c) documents required to open and/or close bank accounts of the Company.

The foregoing resignations were obtained by the Company in connection with the matters referred to in Item 2.04 hereof.

Ming Liu, age 36 became a director of the Company on April 13, 2011. Since 2006, Mr. Liu has been a director of Sino-American Capital Group, LLC, an advisory firm based in the People’s Republic of China which is engaged in developing business and financial relationships between the U.S. and the People's Republic of China. From October 2006 to February 2007, Mr. Liu was the CEO of Ubrandit.com, a public company listed on the OTC BB. In February 2007, Ubrandit merged with Advanced Green Materials, a company based in Harbin in the People’s Republic of China.   From 2004 to 2005, Mr. Liu was a member of the Board and Corporate Secretary to Advanced Battery Technologies, Inc., a Delaware holding Company listed on NASDAQ under the symbol ABAT whose Chinese subsidiary, ZQ Power-Tech, is engaged in the development and manufacture of lithium-ion batteries.  From 2003 to 2004, Mr. Liu was Secretary to the Board of ZQ Power-Tech.  From 1999 until 2003, Mr. Liu was Vice President of Harbin Ridaxing Science and Technology Co., Ltd., a technology provider located in Harbin, China. Mr. Liu is fluent in English, Mandarin and Cantonese.

There is no family relationship between Mr. Liu and any other director or executive officer of the Company.

Item 8.01               Other Events.

Due to its uncertain cash position and current inability to pay accounting and legal expenses, the Company has not filed its Quarterly Report on Form 10-Q for the nine months ended September 30, 2011 and does not currently know when it will be in a position to do so or file other periodic reports under the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA AGRICORP, INC.

Date: November 21, 2011

/s/ Ming Liu

Chairman of the Board